                                                                     EXHIBIT 2.2

                             ---------------------

                            STOCK PURCHASE AGREEMENT

                             ---------------------

                                  BY AND AMONG

                                DAYTON PARTS, LLC

                               DAYTON PARTS, INC.

                                       AND

                                    JPE, INC.

                                FEBRUARY 7, 2003
                             ---------------------

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                                TABLE OF CONTENTS

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ARTICLE I       CERTAIN DEFINITIONS.......................................................................     1

ARTICLE II      PURCHASE AND SALE OF SHARES...............................................................     5

2.1             PURCHASE AND SALE OF SHARES...............................................................     5

ARTICLE III     PURCHASE PRICE............................................................................     6

3.1             PURCHASE PRICE............................................................................     6

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF SELLER..................................................     6

4.1             ORGANIZATION AND GOOD STANDING............................................................     6

4.2             POWER AND AUTHORIZATION...................................................................     6

4.3             NO CONFLICTS..............................................................................     6

4.4             OWNERSHIP.................................................................................     7

4.5             BROKERS...................................................................................     7

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER..............................     7

5.1             ORGANIZATION AND QUALIFICATION............................................................     7

5.2             NO CONFLICTS..............................................................................     8

5.3             CAPITAL STRUCTURE; SUBSIDIARIES; STOCK RECORDS............................................     8

5.4             COMPLIANCE WITH LAWS......................................................................     9

5.5             LITIGATION................................................................................    10

5.6             FINANCIAL STATEMENTS......................................................................    10

5.7             BROKERS...................................................................................    10

5.8             REAL PROPERTY.............................................................................    11

5.9             PERSONAL PROPERTY.........................................................................    12

5.10            LIST OF CONTRACTS.........................................................................    12

5.11            CONTRACTS.................................................................................    13

5.12            INSURANCE.................................................................................    13

5.13            TRADEMARKS AND INTELLECTUAL PROPERTY......................................................    13

5.14            TAX MATTERS...............................................................................    14

5.15            EMPLOYEE BENEFITS.........................................................................    14

5.16            LABOR MATTERS.............................................................................    14

5.17            AFFILIATED AGREEMENTS.....................................................................    15

5.18            ENVIRONMENTAL MATTERS.....................................................................    15
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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5.19            ABSENCE OF CERTAIN CHANGES AND EVENTS.....................................................    16

5.20            PRODUCT DESIGN; WARRANTIES................................................................    16

5.21            ACCOUNTS RECEIVABLE AND INVENTORY.........................................................    16

5.22            SELLER'S KNOWLEDGE........................................................................    17

ARTICLE VI      REPRESENTATIONS AND WARRANTIES OF BUYER...................................................    17

6.1             ORGANIZATION AND QUALIFICATION............................................................    17

6.2             POWER AND AUTHORIZATION...................................................................    17

6.3             NO CONFLICTS..............................................................................    17

6.4             FINANCIAL CONDITION.......................................................................    18

6.5             INVESTIGATION AND EVALUATION..............................................................    18

6.6             BROKERS...................................................................................    18

ARTICLE VII     PRE-CLOSING COVENANTS.....................................................................    19

7.1             SELLER'S COVENANTS........................................................................    19

7.2             PUBLICITY.................................................................................    20

7.3             COOPERATION AND BEST EFFORTS; UPDATED SCHEDULES...........................................    20

7.4             EMPLOYMENT ARRANGEMENTS...................................................................    21

ARTICLE VIII    POST-CLOSING COVENANTS....................................................................    21

8.1             BOOKS AND RECORDS.........................................................................    21

8.2             COMPLIANCE WITH FACILITY CLOSING LAWS.....................................................    21

8.3             SPECIAL TAX PROVISIONS....................................................................    21

8.4             RESTRICTIVE COVENANT......................................................................    23

ARTICLE IX      CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE...............................................    23

9.1             ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE BY SELLER.........................    23

9.2             CLOSING DELIVERIES........................................................................    23

9.3             ABSENCE OF LITIGATION.....................................................................    24

9.4             CONSENTS..................................................................................    24

9.5             SATISFACTION OF OUTSTANDING INDEBTEDNESS..................................................    24

9.6             MATERIAL ADVERSE CHANGES..................................................................    24

9.7             RESIGNATION OF DIRECTORS AND OFFICERS.....................................................    24

9.8             EFFECTUATION OF THE ASSET PURCHASE AGREEMENT..............................................    24
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                          TABLE OF CONTENTS
                             (CONTINUED)

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ARTICLE X       CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE..............................................    24

10.1            ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE BY BUYER..........................    24

10.2            CLOSING DELIVERIES........................................................................    25

10.3            ABSENCE OF LITIGATION.....................................................................    25

10.4            CONSENTS..................................................................................    25

10.5            EFFECTUATION OF THE ASSET PURCHASE AGREEMENT..............................................    25

ARTICLE XI      THE CLOSING...............................................................................    25

11.1            THE CLOSING...............................................................................    25

11.2            DELIVERIES AT THE CLOSING.................................................................    25

ARTICLE XII     TERMINATION...............................................................................    27

12.1            TERMINATION...............................................................................    27

12.2            RIGHTS NOT IMPAIRED.......................................................................    28

12.3            PROCEDURE FOR TERMINATION.................................................................    28

ARTICLE XIII    INDEMNITY.................................................................................    28

13.1            INDEMNIFICATION OF BUYER..................................................................    28

13.2            GENERAL INDEMNIFICATION OBLIGATION OF BUYER...............................................    30

13.3            SURVIVAL; TIME LIMITATIONS................................................................    30

13.4            INDEMNITY LIMITATIONS.....................................................................    31

13.5            METHOD OF ASSERTING CLAIMS, ETC...........................................................    32

13.6            PAYMENT...................................................................................    33

13.7            OTHER REMEDIES............................................................................    33

ARTICLE XIV     MISCELLANEOUS.............................................................................    33

14.1            JURISDICTION/VENUE........................................................................    33

14.2            COUNTERPARTS..............................................................................    34

14.3            ASSIGNMENT................................................................................    34

14.4            FEES AND EXPENSES.........................................................................    34

14.5            NOTICES...................................................................................    34

14.6            GOVERNING LAW.............................................................................    35

14.7            FURTHER ACTIONS AND ASSURANCES............................................................    35

14.8            EFFECT OF HEADINGS........................................................................    35
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14.9            SEVERABILITY..............................................................................    35

14.10           REPRESENTATIONS...........................................................................    36

14.11           ENTIRE AGREEMENT; MODIFICATION; WAIVER....................................................    36

14.12           DISCLAIMER OF WARRANTIES..................................................................    36
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                                     - iv -

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made and entered into this 7th day of February, 2003 by and among DAYTON PARTS, LLC, a Delaware limited liability company ("Buyer"), DAYTON PARTS, INC., a Michigan corporation (the "Company") and JPE, INC., a Michigan corporation (the "Seller").

         WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, BRAKE, AXLE & TANDEM COMPANY CANADA, INC., a corporation organized under the laws of Alberta, Canada ("BATCO") is a wholly owned subsidiary of the Company; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company, including the Company's ownership of one hundred percent (100%) of the issued and outstanding shares of capital stock of BATCO.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties herein contained, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller do hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following meaning unless the context requires otherwise:

         "ASSET PURCHASE AGREEMENT" that certain Asset Purchase Agreement entered into by and among Buyer, the Company and the Seller.

         "AUTHORIZATION" means any consent, license, permit, franchise, grant or authorization of any Governmental Authority.

         "BATCO" means Brake, Axle & Tandem Company Canada, Inc., a corporation organized under the laws of Alberta, Canada and a wholly owned subsidiary of the Company.

         "BATCO BUSINESS" means the after market truck and trailer replacement parts business conducted by BATCO.

         "BUYER DISCLOSURE STATEMENT" means the disclosure statement delivered to Seller by Buyer in connection with the transactions contemplated by this Agreement.

         "BUYER TRANSACTION DOCUMENTS" mean the agreements, instruments and documents required to be delivered by Buyer in connection with the transactions contemplated by this Agreement.

         "CLOSING" means the consummation of the transactions described in
Article II of this Agreement in accordance with Article XI of this Agreement.

         "CLOSING DATE" means the date defined in Section 11.1 of this Agreement.

         "COMPANY TRANSACTION DOCUMENTS" means the agreements, instruments and documents required to be delivered by the Company in connection with the transactions contemplated by this Agreement.

         "CONTRACT" means any contract, agreement, license, lease, understanding or arrangement or other legally binding contractual right or obligation (whether written or oral).

         "DISCLOSURE STATEMENT" means the disclosure statement delivered to Buyer by the Company and Seller in connection with this Agreement.

         "DOLLARS" OR "$" means the dollars currency of the United States of America.

         "EFFECTIVE TIME" shall have the meaning ascribed to such term in
Section 11.1 hereof.

         "ENCUMBRANCE" means any restriction, mortgage, deed of trust, pledge, lien, option, right of first refusal, security interest or other similar charge, claim or encumbrance, including any restriction on use, transfer, voting, receipt of income or other attribute of ownership.

         "ENVIRONMENTAL HEALTH AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Laws (including laws of Canada and the Province of Alberta) concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances into ambient air, surface water, ground water or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, Hazardous Substances or wastes.

         "ERISA AFFILIATE" means any entity under common control with the Seller, within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code (as herein defined) or Section 4001(b) of ERISA (as herein defined)."

         "ESCROW AMOUNT" as defined in the Asset Purchase Agreement.

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         "EXCLUDED ASSETS" means those certain assets of the Company defined as
"Excluded Assets" in subparagraphs (a), (c), (d), (g), (h) and (i) of Section
2.2 of the Asset Purchase Agreement.

         "EXCLUDED LIABILITIES" means those certain liabilities and obligations of the Company defined as "Excluded Liabilities" in Section 3.3 of the Asset Purchase Agreement.

         "FACILITY" means the land and improvements used by BATCO in the operation of the BATCO Business located at 16511 111th Avenue, Edmonton, Alberta, Canada.

         "GOVERNMENTAL AUTHORITY" means any federal, state, provincial, local or other governmental authority of Canada or of the United States of America or any political subdivision of any of the foregoing, and any governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity having legal jurisdiction over any matter or Person in question.

         "HAZARDOUS ACTIVITY" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of a Hazardous Substance, pollutant, or contaminant in, on, under, about or from any of the Facility or any part thereof into the environment.

         "HAZARDOUS SUBSTANCE" means (i) any substance designated or listed as a "hazardous substance" under Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or the regulations adopted pursuant thereto; (ii) any substance designated or listed as a "hazardous substance" under Sections 307 or 311 of the Clean Water Act or the regulations adopted pursuant thereto; (iii) any substance defined, designated or listed as a "hazardous waste" under Section 1004(5) of the Resource Conservation and Recovery Act or the regulations adopted pursuant thereto; (iv) petroleum or petroleum products; (v) any substance defined as a "hazardous substance" by 35 P.S. Section 6020.103 (Hazardous Sites Clean Up Act); or (vi) any substance defined as a "regulated substance" by 35 P.S. Section 6026.103 (Land Recycling and Environmental Remediation Standards Act).

         "LAW" means any ordinance, regulation, decree, order, statute, regulation, permit, license or certificate, or any judgment, order or award, of any court or other Governmental Authority.

         "LEGAL OBLIGATION" means any requirement or duty created by statute or common law.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the BATCO Business or on BATCO's operations or financial condition.

         "MATERIAL CONTRACT" means any Contract to which BATCO is a party and which:

                  (i) involves performance of services or delivery of goods or materials by BATCO of an amount or value in excess of $75,000 annually;

                  (ii) involves performance of services or delivery of goods or materials to BATCO of an amount or value in excess of $75,000 annually;

                  (iii) was not entered into in the ordinary course of business and that involves expenditures or receipts of BATCO in excess of $50,000;

                  (iv) affects the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000;

                  (v) is with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment of employees of BATCO;

                  (vi) involves a sharing of profits, losses, costs or liabilities by BATCO with any other Person;

                  (vii) contains covenants that in any way purport to restrict BATCO's business activity or limit the freedom of BATCO to engage in any line of business or to compete with any Person;

                  (viii) contains or provides for an express undertaking by BATCO to be responsible for consequential damages;

                  (ix) provides for capital expenditures by BATCO in excess of $75,000;

                  (x) is a written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by BATCO other than in the ordinary course of business;

                  (xi) was entered into with: (1) an officer or director of either the Seller, the Company or BATCO; or (2) Seller; or (3) the Company; and

                  (xii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

         "PERSON" means an individual, corporation, partnership (limited or general), association, limited liability company, joint stock company, trust, estate, unincorporated organization or court or other Governmental Authority or any agency or subdivision thereof, or any other legally recognizable entity.

         "PURCHASED ASSETS" as defined in the Asset Purchase Agreement.

         "SELLER TRANSACTION DOCUMENTS" means the agreements, instruments and documents required to be delivered by Seller in connection with the transactions contemplated by this Agreement.

         "STANDARD PRODUCTS WARRANTY CLAIMS" any liabilities and obligations of BATCO to BATCO's customers arising out of a customer claim of a breach of BATCO's written warranty agreements in the forms disclosed in Section 5.20 of the Disclosure Statement given by BATCO to its customers and of any implied warranties, each in the ordinary course of business for products of BATCO shipped by BATCO prior to the Effective Time, up to an aggregate amount of such liabilities and obligations (measured by the cost of repairs and replacements and the amount of credit provided to customers for returned, defective or damaged products and calculated using the same pre-closing methods and practices as BATCO) not to exceed, together with the amount of Assumed Products Warranty Claims (as such term is defined in the Asset Purchase Agreement), $138,000.

         "TAXES" means any federal, state, provincial, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

         "TAX RETURN" means a report, return or other information required to be supplied to a Governmental Authority with respect to Taxes paid or payable by BATCO.

         "TRANSACTION DOCUMENT(S)" means one or more Buyer Transaction Document, Company Transaction Document or Seller Transaction Document, as applicable.

                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

         2.1 PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any and all Encumbrances (except for restrictions imposed generally by applicable securities Laws), 4000 shares of the capital stock of the Company, in the aggregate constituting one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (the "Company Shares"), together with all rights attaching or accruing thereto and all dividends and distributions declared, made or paid from and after the Closing Date thereon or in respect thereof.

                                   ARTICLE III
                                 PURCHASE PRICE

         3.1 PURCHASE PRICE. The aggregate purchase price paid to Seller by Buyer for the purchase of the Company Shares shall be $300,000 (the "Purchase Price"). The Purchase Price shall be paid in cash to Seller by Buyer on the Closing Date by wire transfer of immediately available funds to an account designated by Seller.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted.

         4.2 POWER AND AUTHORIZATION. Seller has full corporate right, power and authority necessary to enter into and perform its obligations under this Agreement and under the Seller Transaction Documents to which it is a party. This Agreement has been and, at the Closing, each Seller Transaction Document to be executed by Seller will have been, duly and validly executed and delivered by Seller. This Agreement constitutes, and each Seller Transaction Document will constitute when executed and delivered by Seller, Seller's legal, valid and binding obligation, enforceable against it in accordance with its terms.

         4.3      NO CONFLICTS.

                  (a) Except as set forth in Section 4.3(a) of the Disclosure Statement, the execution, delivery and performance by Seller of this Agreement and the Seller Transaction Documents to which it is a party do not and will not:

                           (i) violate or conflict with the articles of incorporation or bylaws of Seller, or any Law binding upon Seller;

                           (ii) violate or conflict with, result in a breach of or constitute a default under any material Contract of Seller, or give to others any rights in or with respect to the Company Shares; or

                           (iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to the Company Shares or any assets of the Company.

                  (b) Section 4.3(b) of the Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any Governmental

Authority, creditor, lessor or other Person required to be given or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement and the Seller Transaction Documents to which Seller is a party (the "Seller Consents"). Except as set forth in Section 4.3(b) of the Disclosure Statement, all Seller Consents have been obtained or made or Seller will use reasonable efforts to have same obtained or made prior to the Closing.

                  (c) There are no actions, proceedings or investigations pending or, to the knowledge of Seller, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or the Seller Transaction Documents or which, if adversely determined, restrict Seller from entering into or performing its obligations under this Agreement or the Seller Transaction Documents to which Seller is a party.

                  (d) Seller has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

         4.4 OWNERSHIP. Except as set forth in Section 4.4 of the Disclosure Statement, Seller owns the Company Shares, beneficially and of record, and has good and valid title to such Shares. On the Closing Date, subject to obtaining the Seller Consents, Seller shall deliver or cause to be delivered to Buyer full right, title and interest in and to the Company Shares, free and clear of any and all Encumbrances (except for restrictions imposed generally by applicable securities Laws). Neither Seller nor the Company is a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the capital stock of the Company, including, without limitation, the Company Shares. Except as set forth in Section 4.4 of the Disclosure Statement, there are no Contracts, including, without limitation, option or shareholder agreements, affecting the right of Seller to convey the Company Shares. Except as set forth in Section 4.4 of the Disclosure Statement, Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Company Shares to Buyer free and clear of any and all Encumbrances (except for restrictions imposed generally by applicable securities Laws).

         4.5 BROKERS. No Person acting on behalf of Seller, the Company or BATCO or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than W.Y. Campbell & Company, whose fees and expenses shall be paid by Seller.

                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF
                           THE COMPANY AND THE SELLER

         Seller and the Company hereby jointly and severally represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:

         5.1 ORGANIZATION AND QUALIFICATION. The Company is duly organized, validly existing and in good standing under the Laws of the State of Michigan. BATCO is duly organized, validly existing and in good standing under the laws of the Province of Alberta, Canada. Each of the Company and BATCO has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted. Each of the Company and BATCO is duly qualified to do business as a foreign corporation in each jurisdiction set forth beside its name in Section 5.1 of the Disclosure Statement and there is no jurisdiction in which BATCO is obligated by applicable law to qualify to do business in which it is not so qualified and where the failure to be so qualified has had a Material Adverse Effect.

         5.2      NO CONFLICTS.

                  (a) Except as set forth in Section 5.2(a) of the Disclosure Statement, the execution, delivery and performance of this Agreement do not and will not:

                           (i) violate or conflict with the articles of incorporation or bylaws of the Company or BATCO, or any Law binding upon the Company or BATCO;

                           (ii) violate or conflict with, result in a breach of or constitute a default or otherwise cause any loss of benefit under any Material Contract, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to the Company or BATCO or any material assets or properties of the Company or BATCO; or

                           (iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to the Company Shares, the Company, BATCO or any material assets or properties of the Company or BATCO.

                  (b) Section 5.2(b) of the Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any Governmental Authority, creditor, lessor or other Person required to be given or made by the Company or BATCO in connection with the execution, delivery and performance by Seller of this Agreement and the Seller Transaction Documents (the "Company and BATCO Consents"). Except as set forth in
Section 5.2(b) of the Disclosure Statement, all Company and BATCO Consents have been obtained or made or Company and BATCO, as applicable, will use reasonable efforts to have same obtained or made prior to the Closing.

                  (c) Neither the Company nor BATCO has received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

         5.3      CAPITAL STRUCTURE; SUBSIDIARIES; STOCK RECORDS.

                  (a) The authorized, issued and outstanding capital stock and other securities of the Company and BATCO are set forth in Section 5.3 of the Disclosure Statement. The

Company Shares to be sold pursuant to Section 2.1 of this Agreement constitute all of the outstanding shares of capital stock of the Company and have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with the articles of incorporation of the Company and all applicable securities Laws. The shares of capital stock of BATCO listed beside its name in Section 5.3(a) of the Disclosure Statement constitute all of the outstanding shares of capital stock of BATCO and have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with the articles of incorporation of BATCO and all applicable securities Laws (the "BATCO Shares"). Other than BATCO, the Company has no subsidiaries.

                  (b) No Person has any preemptive or other similar rights with respect to any capital stock or other securities of the Company or BATCO and there are no options, warrants, rights, Contracts, conversion rights, rights to subscribe for, or commitments or rights of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any capital stock or other securities of the Company (including, without limitation, the Company Shares) or BATCO or obligating the Company, BATCO or any other Person to purchase or redeem any capital stock option, warrant, right, equity interest or other securities of the Company or BATCO.

                  (c) Except as set forth in Section 5.3 of the Disclosure Statement, the Company owns the BATCO Shares, beneficially and of record, and has good and valid title to the BATCO Shares, free and clear of any and all Encumbrances (except for restrictions imposed generally by applicable securities
Laws). Except as set forth in Section 5.3 of the Disclosure Statement, neither Seller nor the Company is a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the capital stock of BATCO, including, without limitation, the BATCO Shares. Except as set forth in Section 5.3 of the Disclosure Statement, there are no Contracts, including, without limitation, option or shareholder agreements, affecting the right of the Company to continue its ownership of the BATCO Shares.

                  (d) The stock records of the Company fairly and accurately reflect the record ownership of all of its outstanding shares of capital stock and the stock records of BATCO fairly and accurately reflect the record ownership of all its outstanding shares of capital stock.

         5.4 COMPLIANCE WITH LAWS. Other than with respect to Environmental Health and Safety Laws, as to which Seller and the Company represent and warrant to Buyer solely as set forth in Section 5.18, BATCO is in compliance in all material respects with all Laws applicable to the conduct of the BATCO Business.

         Other than with respect to Environmental Health and Safety Laws, as to which the Seller represents and warrants to Buyer solely as set forth in Section 5.18: (i) BATCO owns, holds, possesses or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct such business,
(ii) set forth in Section 5.4 of the Disclosure Statement is a list of all material Authorizations of BATCO, and (iii) BATCO is not in default in any material respect, nor has BATCO received any written notice of any claim of default, under any Authorization.

         5.5 LITIGATION. Except as set forth in Section 5.5 of the Disclosure Statement, there are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving BATCO pending either in court or before any other Governmental Authority, or before an arbitrator of any kind. To the knowledge of the Seller, no such claim, action, suit, proceeding or investigation is presently threatened, which if adversely determined could reasonably be expected to have a Material Adverse Effect. There are no unsatisfied judgments, penalties or awards against or affecting BATCO or its assets or properties.

         5.6      FINANCIAL STATEMENTS.

         (a) Section 5.6 of the Disclosure Statement includes: (i) the consolidated balance sheet of the Company and BATCO as at December 31, 2001 (the "Balance Sheet") and the related consolidated statement of income for the fiscal year then ended (collectively, the "Historic Financial Statements"); and
(ii) the consolidated balance sheet of the Company and BATCO as at December 31, 2002 (the "Interim Balance Sheet"), and the related consolidated statement of income for the twelve (12) months then ended (collectively, the "Interim Statements"). The Historic Financial Statements and the Interim Statements fairly present, in all material respects, the financial condition and results of operations of the Company and BATCO on a consolidated basis as of the respective dates thereof and for the periods therein referred to, all in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, except for the omission of footnotes and subject in the case of Interim Statements to year-end adjustments.

         (b) The Balance Sheet and the Interim Balance Sheet fairly reflect, as of the respective dates thereof, all material liabilities of the Company and BATCO of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. Neither the Company nor BATCO has any material liabilities or obligations of a nature required to be reflected in a balance sheet prepared in accordance with GAAP that are not reflected on the Interim Balance Sheet, except for current liabilities (within the meaning of GAAP) which have been incurred since the date thereof in the ordinary course of business consistent with past practice.

         (c) Except as described in the Disclosure Statement, BATCO has no liabilities nor obligations with respect to the BATCO Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

                  (i) those liabilities or obligations set forth on the Interim Balance Sheet and not heretofore paid or discharged; or

                  (ii) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business.

         5.7 BROKERS. No Person acting on behalf of the Seller or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than W.Y. Campbell & Company, whose fees and expenses shall be paid by the Seller.

         5.8      REAL PROPERTY.

                  (a) "Premises" Defined. All real property (including, without limitation, all fee simple and leasehold interests in and rights to the Facilities and any other real property) and improvements located thereon which are owned or leased by BATCO and used in connection with the BATCO Business are listed in Section 5.8 of the Disclosure Statement (the "Premises").

                  (b)      Real Property. With respect to the Premises:

                           (i) Seller has delivered to Buyer a true and complete copy of the deed pursuant to which BATCO acquired fee simple ownership and/or every lease and sublease pursuant to which BATCO is a tenant or subtenant of any of the Premises (a "Lease"), and each Lease referenced in Section 5.8 of the Disclosure Statement is described by listing the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by BATCO with the landlord or sublandlord, if any, the monthly rental (including base and all additional rents), and whether a change of control of BATCO from Seller to Buyer requires the consent of the landlord or sublandlord in order to avoid a breach of such Lease; and

                           (ii) each Lease is in full force and effect and has not been assigned by BATCO, modified, supplemented or amended except as listed on the Disclosure Statement, and neither BATCO nor, to the Seller's knowledge, the landlord or sublandlord under any Lease is in material default under any of the Leases, and, to the knowledge of Seller and the Company, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would entitle the landlord or sublandlord under any Lease to terminate any Lease;

                  (c) Zoning. The Premises are, to the Seller's knowledge, in all material respects, in compliance with all material applicable zoning and other land use requirements, except where the failure to so comply has not had a Material Adverse Effect.

                  (d) Utility Services. To Seller's knowledge, the water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Premises are (i) adequate for the present use of the Premises by BATCO in conducting the BATCO Business, and (ii) are not being improperly appropriated by BATCO, and to Seller's knowledge, there is no current condition which will result in the termination of the present access from the Premises to such utility services and other facilities.

                  (e) Access. To Seller's knowledge, BATCO has obtained all material Authorizations and rights-of-way, including proof-of-dedication, which are reasonably necessary to lawfully permit the present manner of vehicular and pedestrian ingress and egress to and from the Premises.

                  (f) Assessments or Hazards. To Seller's knowledge, BATCO has not received any written notices from any governmental body, that the assessed value of the Premises has been determined to be materially greater than that upon which county, township or school tax was paid for the 2001 tax year applicable to each such tax.

                  (g) Eminent Domain. To Seller's knowledge, BATCO has not received any written notices that any governmental body having the power of eminent domain over the Premises has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Premises.

                  (h) No Violations. Except as set forth in the Disclosure Statement, to Seller's knowledge, BATCO has not received any written notices that the Premises and the present uses thereof fail to comply in all material respects with all applicable building, fire & safety, and electrical codes to which buildings of similar age and similar use as the Facilities are subject in Edmonton, Alberta, Canada.

                  (i) Improvements. Except as set forth in Section 5.8 of the Disclosure Statement, to Seller's knowledge, the improvements located on the Premises are structurally sound, and all mechanical and other systems located therein when last used were in operating condition, subject to normal wear and tear typical of buildings of similar age and prior use as the Facility, except that not being in such condition would only be a breach of this representation if it would have a Material Adverse Effect.

         5.9 PERSONAL PROPERTY. BATCO has good title to all of the personal property which it purports to own (whether real, personal, or mixed and whether tangible or intangible), located on the Premises and/or used in the BATCO Business, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet except for assets and personal property sold or disposed of since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the ordinary course of business or as otherwise permitted under Section 7.1(f)(i) hereof.

         5.10 LIST OF CONTRACTS. Section 5.10 of the Disclosure Statement sets forth the following:

                  (i) each Contract of BATCO for the purchase or sale of real property;

                  (ii)     each Material Contract of BATCO;

                  (iii) any guarantee by BATCO of the obligations of its customers, suppliers, officers, directors, employees, affiliates or others;

                  (iv) any agreement which provides for the incurrence by BATCO of indebtedness for borrowed money; and

                  (v) any mortgage or other form of secured indebtedness of BATCO.

         5.11 CONTRACTS. Except as set forth in Section 5.11 of the Disclosure Statement, each Material Contract to which BATCO is a party is in full force and effect and is valid, binding and enforceable against BATCO in accordance with its terms. Except as described in Section 5.11 of the Disclosure Statement, BATCO has performed in all material respects all obligations required to be performed by it under each such Material Contract and, to the knowledge of Seller, all other parties (other than BATCO) to a Material Contract have performed in all material respects all obligations required to be performed by them under each such Material Contract.

         5.12     INSURANCE.

                  (a) The description of the policies and binders of insurance of BATCO contained in Section 5.12 of the Disclosure Statement identifies: (i) the respective issuers and expiration dates thereof; (ii) deductible amounts and amounts of coverage available and outstanding thereunder;
(iii) whether such policies and binders are "claims made" or "occurrences" policies, (iv) all self-insurance programs or arrangements and (v) any retrospective premium adjustments of which the Seller has knowledge.

                  (b) To Seller's knowledge, Section 5.12(b) of the Disclosure Statement sets forth, by year, for the current policy year and each of the two preceding policy years:

                           (i) a summary of the loss experience under each policy of insurance;

                           (ii) a statement describing each claim under a policy of insurance for an amount in excess of $75,000, which sets forth:

                                    (A)      the name of the claimant;

                                    (B)      a description of the policy by
                                             insurer, type of insurance and
                                             period of coverage; and

                                    (C)      the amount and a brief description
                                             of the claim; and

                           (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                  (c) Except as set forth in Section 5.12(c) of the Disclosure Statement, to Seller's knowledge, all policies of insurance to which BATCO is a party or that provide coverage to BATCO are valid, outstanding and enforceable.

         5.13     TRADEMARKS AND INTELLECTUAL PROPERTY. Section 5.13 of the
Disclosure

Statement sets forth all material patents, tradenames, trademarks, service marks, brandmarks, brandnames, copyrights or registrations, or other material intellectual property or licenses thereof or applications therefor or interests therein, which BATCO presently is using (other than commercially available software). BATCO owns or has a valid license to use all of the technology, manufacturing processes and formulations that are material to its business as presently conducted. To Seller's knowledge, BATCO is not violating or infringing, and there is no pending or threatened claim of violation or infringement by BATCO of any industrial property rights, including without limitation any patents, copyrights, trademarks, tradenames and trade secrets, owned by any third person.

         5.14 TAX MATTERS. All Tax Returns that are due and required to be filed by, or with respect to, BATCO have been filed. BATCO has, in all material respects, paid all Taxes required to be paid in respect of the periods covered by such Tax Returns. BATCO is not delinquent in any material respect in the payment of any Tax, assessment or governmental charge. There are no Tax liens upon the assets of BATCO except liens for Taxes not yet due or being contested in good faith through appropriate proceedings. No deficiency for any Taxes has been proposed, asserted or assessed against BATCO that has not been resolved or paid in full. No audits or other administrative proceedings or court proceedings are currently pending with regard to any material Tax or Tax Returns of BATCO. BATCO is not a party to any tax-sharing, allocation or indemnification agreement with any party.

         The Company acquired BATCO on April 16, 1997 and BATCO has been owned by the Company as a 100% owned foreign subsidiary since that time. The accumulated earnings and profits (calculated for IRC Section 1248 purposes) of BATCO as of December 31, 2001 (summarized by year) are reflected in Section 5.14 of the Disclosure Statement. Section 5.14 of the Disclosure Statement also sets forth: (a) the Seller's estimate as of January 27, 2003 of BATCO's earnings and profits for the year ended December 31, 2002; and (b) a list of Canadian income taxes paid by BATCO (by year) for the periods that the Company owned BATCO. The Company's tax basis in the BATCO Shares as of December 31, 2001 and the Company's estimate of its tax basis in the BATCO Shares as of December 31, 2002 are set forth in Section 5.14 of the Disclosure Statement.

         5.15     EMPLOYEE BENEFITS.

                  (a) BATCO does not provide any employee benefits to its employees

                  (b) Section 5.15 of the Disclosure Statement lists the name, title, currently annualized salary or hourly wage rate for each employee of BATCO and the amount of severance compensation, if any, to which each such employee would be entitled if his employment were terminated by BATCO as of the date hereof.

         5.16 LABOR MATTERS. None of the employees of BATCO are, or during the last three years have been, represented by any union or other bargaining representative, and no application or petition for certification of a collective bargaining agent at or with respect to BATCO is pending. To the knowledge of the Seller, during the last three years, no union has attempted to organize any group of employees of BATCO and no such group has sought to organize into a union or similar organization for the purpose of collective bargaining. There are no pending grievances, arbitration proceedings, unfair labor practice charges or other similar controversies between BATCO and any of their respective employees.

         5.17 AFFILIATED AGREEMENTS. Except as described in Section 5.17 of the Disclosure Statement, there are no agreements, arrangements or understandings between BATCO on the one hand and Seller, the Company and any officers or directors of Seller or the Company on the other hand that will not be terminated at or prior to the Closing.

         5.18 ENVIRONMENTAL MATTERS. Except as set forth in Section 5.18 of the Disclosure Statement:

                  (a) BATCO has not received any written notice of violation or other notification from any Governmental Authority, employee or any third party alleging that BATCO is in violation of any Environmental, Health and Safety Laws;

                  (b) BATCO is not the subject of any administrative or judicial proceedings or investigations pursuant to any Environmental, Health and Safety Laws;

                  (c) To the knowledge of the Seller, the Premises do not contain any Hazardous Substance that, under any Environmental, Health and Safety Laws currently in effect: (x) imposes or could reasonably be expected to impose on any Person liability for removal, remediation, or other cleanup, damages to a third party, or damage to natural resources; or (y) could reasonably be expected to result in the imposition of an Encumbrance on the Premises or any of the assets of BATCO;

                  (d) BATCO has not received any written request for information from any Governmental Authority or other Person related to any site which is, or may be, subject to actions for removal, response, remediation or cleanup of any Hazardous Substances, including, without limitation, any information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or similar laws of any state or province where BATCO operates; and

                  (e) BATCO has not received any order, demand, or other claim: (x) for removal, response, remediation or cleanup of any regulated substances; (y) for damage to natural resources; or (z) for personal injury or property damage related to the release or discharge of Hazardous Substances.

                  (f) To the knowledge of Seller, there are no Hazardous Substances located at the Facilities, including any Hazardous Substances contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or incorporated into any structure therein or thereon that would result in a material liability pursuant to Environmental, Health and Safety Laws. To the knowledge of Seller, no Person conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in compliance in all material respects with all applicable Environmental, Health and Safety Laws.

         5.19     ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Section 5.19 of the Disclosure Statement, since the date of the Interim Balance Sheet, BATCO has conducted its business in the usual and ordinary course consistent with past practice and there has not been any:

                  (a) declaration or payment of any dividend or other distribution or payment in respect of the capital stock of BATCO, other than any such paid entirely in cash, or any repurchase or redemption of any capital stock of BATCO, other than for consideration consisting entirely of cash;

                  (b) material increase in any compensation payable to any shareholder, director, officer or employee of BATCO;

                  (c) adoption of or change in any Employee Benefit Plan, except as required by Law; change in the accounting methods, principles or practices followed by BATCO; or agreement, whether or not in writing, to do any of the foregoing.

         5.20 PRODUCT DESIGN; WARRANTIES. Section 5.20 of the Disclosure Statement includes a copy of the current standard warranty of BATCO and BATCO's current warranty policy with respect to products created, manufactured, sold, distributed or licensed by BATCO, other than any such implied by law. To the knowledge of the Seller, there are no material design, manufacturing or other defects, latent or otherwise, with respect to any such products. Except as described in Section 5.20 of the Disclosure Statement, no products have been sold or distributed by BATCO under an understanding or agreement by BATCO that such products are returnable except pursuant to such warranties.

         5.21 ACCOUNTS RECEIVABLE AND INVENTORY. All accounts receivable of BATCO represent obligations from sales made or services rendered in the ordinary course of business. Such receivables, net of reserves for doubtful accounts reflected on the Interim Balance Sheet, are not, except as set forth in Section
5.21 of the Disclosure Statement, subject to any valid dispute, counterclaims, encumbrances or setoff known to the Seller, or any other reduction or discount that has been agreed to by BATCO.

         The inventory of BATCO consists of items usable or salable in the ordinary course of business. BATCO has sufficient amounts of inventory for the conduct of its business in the ordinary course.

         5.22 SELLER'S KNOWLEDGE. For purposes of this Agreement, "to the knowledge of the Seller" or words of similar import shall be conclusively deemed to be only that knowledge actually possessed by the Gary Smalley, Steve Bankos, Paul Anderson, Terry Rishel, Sam Stantial, Terry Davis, Pamela Kreamer, Scott Koepke, Robert Naglick, David Treadwell, and Brian Bourne. The Seller shall not be deemed to have actual or constructive knowledge of any fact, circumstance or occurrence known to any Person other than as set forth in the preceding sentence.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

         6.1 ORGANIZATION AND QUALIFICATION. Buyer is duly organized, validly existing and in good standing under the Laws under which it has been formed and has all requisite entity power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted.

         6.2 POWER AND AUTHORIZATION. Buyer has full entity right, power and authority necessary to enter into and perform its obligations under this Agreement and under the Buyer Transaction Documents. This Agreement has been and, at the Closing, each Buyer Transaction Document will have been, duly and validly executed and delivered by Buyer. This Agreement constitutes, and each Buyer Transaction Document will constitute when executed and delivered by Buyer, Buyer's legal, valid and binding obligation, enforceable against it in accordance with its terms.

         6.3      NO CONFLICTS.

                  (a) Except as set forth in Section 6.3(a) of the Buyer Disclosure Statement, the execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not:

                           (i) violate or conflict with the certificate or articles of organization of Buyer or other organization documents of Buyer, or any Law binding upon Buyer; or

                           (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material Contract to which Buyer is a party.

                  (b) Section 6.3(b) of the Buyer Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any court or other Governmental Authority, creditor, lessor or other Person required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the Buyer

Transaction Documents (the "Buyer Consents"). Except as set forth in Section 6.3(b) of the Buyer Disclosure Statement, all Buyer Consents have been obtained or made or Buyer will use reasonable efforts to have same obtained or made prior to Closing.

                  (c) There are no actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or the Buyer Transaction Documents or which, if adversely determined, would have an adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or the Buyer Transaction Documents.

                  (d) Buyer has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

         6.4 FINANCIAL CONDITION. Buyer has equity funding which will comprise a portion of the payment to Seller of the Purchase Price. Affiliates of Buyer are experienced in obtaining debt financing on commercially reasonable terms for transactions similar to the transactions contemplated by this Agreement and Buyer has obtained a commitment letter for debt financing for the transactions contemplated by this Agreement. Buyer shall use its best efforts in good faith to close the debt financing necessary to enable it to consummate the transactions contemplated by this Agreement.

         6.5 INVESTIGATION AND EVALUATION. Buyer acknowledges that: (a) Buyer is experienced in the operation of the type of businesses conducted by BATCO; (b) Buyer and its directors, officers, employees, attorneys, accountants and advisors have been given the opportunity to (i) examine to the full extent deemed necessary and desirable by Buyer all books, records and other information with respect to the Company and BATCO and (ii) visit with the Company and BATCO and meet with its respective officers and other representatives to discuss the business and the assets, liabilities, financial condition, cash flow and operations of the Company and BATCO; (c) Buyer has taken full responsibility for determining the scope of its investigations of the Company and BATCO and for the manner in which such investigations have been conducted, and has made its own independent examination, investigation, analysis and evaluation of the Company and BATCO, including Buyer's own estimate of the value of the Company Shares; and (d) Buyer is fully capable of evaluating the adequacy and accuracy of the information and material obtained by Buyer in the course of such investigations.

         6.6 BROKERS. No Person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         7.1      SELLER'S COVENANTS. Seller covenants as follows:

                  (a) Buyer's Access to Premises and Information. Buyer and its representatives shall, prior to Closing, have reasonable access during normal business hours to the properties and business and the books and records of BATCO. The Seller shall furnish, or cause to be furnished, Buyer with such financial and operating data and other information as to the business and properties of BATCO as Buyer shall from time to time reasonably request and as reasonably available to the Seller, the Company and BATCO. Buyer acknowledges that certain of the information which may be made available to it is proprietary and includes confidential information. Buyer agrees that all information provided or made available to it or any of its representatives will be subject to the Confidentiality Agreement dated October 11, 2002 between Buyer and W.Y. Campbell & Company (the "Confidentiality Agreement") which agreement shall remain in full force and effect until the Closing.

                  (b) Conduct of Business in Normal Course. Until the Closing, except as contemplated by the Asset Purchase Agreement, Seller and the Company shall cause BATCO to carry on its business and activities only in the ordinary course.

                  (c) Maintenance of Facilities and Assets. Until the Closing, except as contemplated by the Asset Purchase Agreement, Seller and the Company shall cause BATCO to maintain its facilities and assets in substantially the same state of repair, order and condition as they were in as the date hereof, reasonable wear and tear excepted.

                  (d) Preservation of the Business. Until the Closing, except as contemplated by the Asset Purchase Agreement, the Seller and the Company shall each use its reasonable efforts to cause BATCO to preserve its business, business relationships and goodwill.

                  (e) Maintenance of Insurance. Until the Closing, the Seller and the Company shall cause BATCO to maintain insurance relating to its business in the amounts and with the coverages described in Section 5.12 of the Disclosure Statement hereunder, subject to variations in amounts required by the ordinary operations of such businesses, and Seller and the Company shall cause BATCO to pay all premiums thereon when due.

                  (f) Further Covenants. Except as expressly provided herein and except as contemplated by the Asset Purchase Agreement, between the date hereof and the Closing, except as may otherwise be consented to by Buyer, the Seller shall cause BATCO to:

                           (i) not subject any of its assets or properties to any Encumbrance, other than Encumbrances disclosed in the Disclosure Statement, and not dispose of any material assets other than inventory sold or used, accounts receivable collected upon and supplies used, in each case in the ordinary course of business consistent with past practice, and other than assets not used or useful in the conduct of its business;

                           (ii) maintain its books and records on a basis consistent with prior practice and the provisions herein;

                           (iii)    not:

                                    (A)      make any change in its capital
                                             stock, grant any stock option or
                                             other right to purchase shares of
                                             its capital stock, issue or make
                                             any commitment to issue any of its
                                             securities, including, without
                                             limitation, any securities
                                             convertible into capital stock;
                                             grant any registration rights; or
                                             purchase, redeem, retire or make
                                             any other acquisition of any shares
                                             of any capital stock; or

                                    (B)      amend its articles of incorporation
                                             or bylaws in a manner that could
                                             have a Material Adverse Effect.

                           (iv) comply in all material respects with all Laws and perform its contractual obligations without default in any material respect, other than matters contested in good faith or the noncompliance with which, individually or in the aggregate, do not and will not have a Material Adverse Effect; and

                           (v) cooperate with Buyer in obtaining all necessary consents and approvals required in connection with the transactions contemplated hereby; and

                           (vi) pay or discharge, in a timely manner consistent with its past practice, BATCO's liabilities reflected in the Interim Balance Sheet and Periodic Pre-Closing Balance Sheets.

         7.2 PUBLICITY. Neither Buyer nor Seller shall, except to the extent required by Law or the rules of any securities exchange on which a party's or its affiliates' securities are traded, make any public announcement (whether written or oral) or notice to the press relating to any transaction contemplated by this Agreement without the prior approval of the other party hereto, which approval shall not be unreasonably withheld. In the case of any public announcement or other disclosure required by Law or the rules of any securities exchange on which a party's or its affiliates' securities are traded, each party shall, insofar as is practicable, consult with the other party prior to any such disclosure, but the other party's approval shall not be required.

         7.3 COOPERATION AND BEST EFFORTS; UPDATED SCHEDULES. Each party hereto agrees to cooperate with the others in the performance of all obligations under this Agreement and to use its reasonable best efforts to fulfill its obligations under this Agreement, and to satisfy or cause to be satisfied, at or before the Closing, the conditions to its performance under this Agreement that are under its control. In the event that any of the representations and warranties in Article IV and V of Seller and the Company shall become inaccurate prior to the Closing in any material respect, Seller shall promptly provide to Buyer corrective supplemental information in writing in the form of one or more "bring-down letters". The furnishing of such corrective supplemental information shall not impair Buyer's rights under Articles IX and XII hereunder.

         7.4      EMPLOYMENT ARRANGEMENTS.

                  (a) Effective as of the Closing Date, Buyer shall cause BATCO to retain as employees, on at will employment basis, all of the employees of BATCO. A list of all employees of BATCO and their titles as of the date hereof is set forth on Section 7.4(a) of the Disclosure Statement. The Seller shall provide Buyer with an updated Section 7.4(a) of the Disclosure Statement at the Closing which shall reflect all changes in such employees that occur between the date hereof and the Closing, none of which such changes shall be effected other than in the ordinary course of business. Any offer of continued employment post-Closing by BATCO to such employees shall, subject to Section 8.2, not be construed to limit the ability of Buyer to terminate any such employee at any time for any reason. Except as otherwise expressly contemplated by this Section 7.4, all such continued employment of BATCO employees pursuant to this Section 7.4(a) shall be on an at will basis on terms and conditions (including severance) which, taken in the aggregate, are substantially comparable to the terms and conditions of employment currently in effect for such employees. Each such employee who remains employed, as of the Closing Date, shall hereinafter be referred to as a "Transferred Employee."

                  (b) This Section 7.4 shall not create any right of any person to remain an employee of BATCO, and no employee of BATCO shall have any right to rely on this Section 7.4 for any purpose whatsoever.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         8.1 BOOKS AND RECORDS. Buyer will use its best efforts to preserve all books and records of the Company and of BATCO received from Seller, or held by the Company or BATCO immediately after the Closing, and to provide Seller or its agents reasonable access to such books and records for a period of six years following the Closing Date, or until such later date as preservation of and access to those books and records is no longer required by any governmental or similar body.

         8.2 COMPLIANCE WITH FACILITY CLOSING LAWS. Following the Closing Date, Buyer shall comply with any applicable law requiring prior notification to Transferred Employees of BATCO or to any Governmental Authority incident to the closing of a business or portion thereof or termination of employment of Transferred Employees.

         8.3      SPECIAL TAX PROVISIONS.

                  (a) Seller will timely prepare and file all federal (United States and Canadian), state, province, and local income Tax Returns of the Company and BATCO for any period prior to the Closing Date and pay all federal (United States and Canadian), state, province, and local income taxes due thereunder in accordance with applicable law. Seller shall provide copies thereof to Buyer. Buyer shall cause the Company and BATCO to timely prepare and file all Tax Returns of the Company and BATCO which are due after the Closing Date and which include any period from and after the Closing Date and pay all Taxes due thereunder in accordance with applicable law. All such Tax Returns shall be prepared and all elections with respect to such Tax Returns shall be made, to the extent permitted by Law, in a manner consistent with the Company's or BATCO's, as applicable, prior normal practice. The Company shall not and shall cause BATCO not to (and Buyer shall cause each of them not to), without Seller's consent, file any amendment to the Tax Return of the Company and BATCO for any period ending on or before Closing.

                  (b) Seller shall be entitled to any credits or refunds of Taxes of the Company or BATCO for any period or periods ending on or before the Closing Date, excluding any amounts reflected in the determination of the Certified Net Working Capital (as defined in the Asset Purchase Agreement), and shall pay any deficiency of Taxes of the Company or BATCO for such period or periods. Any credits or refunds to which Seller is entitled hereunder but which at any time subsequent to the Closing Date are received by or credited to the Company or BATCO, shall be promptly paid to Seller following receipt of such refund or the utilization by the Company or BATCO of such credit (and Buyer shall cause each of Company and BATCO to make such payment). In the event that a Tax increase resulting from an audit by a Governmental Authority of a Tax Return of the Company or BATCO for a period ending on or before the Closing Date shall have the effect of creating an offsetting Tax benefit for the Company or BATCO in a period ending after the Closing Date, Buyer shall cause Company and BATCO, as applicable, to remit to Seller, within ten (10) days of the Company's or BATCO's, as applicable, receipt of such Tax benefit, an amount equal to the lesser of (1) the amount of such Tax benefit or (2) the amount of any such Tax increase borne by Seller.

                  (c) Buyer shall immediately notify Seller in writing upon receipt by Buyer, the Company or BATCO notice of any tax audits, any pending or threatened assessments with respect to Taxes or any requests by a taxing authority to extend the applicable statute of limitations relating to periods and Taxes of the Company or BATCO for which Seller has any liability under this Agreement. Seller shall have the right, at its cost, to determine whether to grant or deny any such extensions, to control the Company's or BATCO's interests in any audit or other examination by any taxing authority and to contest, resolve and defend against any assessment for Taxes, notice of deficiency or other adjustment of Taxes of or relating to the Company or BATCO, as applicable, for taxable periods ending on or prior to the Closing Date and to employ counsel of its choice, at its cost.

                  (d) Buyer and Seller shall each provide the other with such assistance as reasonably may be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceedings related to liability for Taxes (including refunds), and will each provide the other with any records or information relevant to such return, audit or examination, proceedings or determination as are in their possession or subject to their control. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns. Each party shall retain for a reasonable period of time (but not less than six (6) years after Closing or until expiration of all applicable statutes of limitation, whichever is later) and provide the other party with any records or information or any other assistance (including, without limitation, making employees available to such other party) which may be relevant to such Tax Return, audit, proceeding or determination. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance.

                  (e) Buyer shall, if so requested by Seller, cause each of the Company and BATCO to apply forthwith upon the request being made, at the expense of Seller, for any available amnesty or other legal provision permitting it to close preceding years for any Tax-related purpose.

         8.4      RESTRICTIVE COVENANT.

                  (a) For a period of five years following the Closing, neither the Seller nor any subsidiary of the Seller shall engage in, or have any significant financial interest in, any business engaged in the same or substantially similar activities to the BATCO Business as conducted by BATCO as of the Closing Date within the United States or Canada.

                  (b) For a period of four years following the Closing under this Agreement, neither the Seller nor any subsidiary of the Seller shall interfere with the relationship of the post-Closing BATCO with the Transferred Employees, including but not limited to, causing or helping another business to hire, or solicit to hire, any Transferred Employee, provided that this provision shall not be violated by general solicitation for hire of employees.

                                   ARTICLE IX
                   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligation of Buyer to purchase the Company Shares from Seller under this Agreement is subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article IX. Buyer may waive any or all of these conditions in whole or in part, but only in writing.

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE BY SELLER. The representations and warranties of the Company and Seller contained in this Agreement shall be true and correct in all material respects, except for changes expressly permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). The Company and Seller shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         9.2 CLOSING DELIVERIES. Buyer shall have received the deliveries set forth in Sections

11.2(a).

         9.3 ABSENCE OF LITIGATION. No action or proceeding before any court or other Governmental Authority shall have been instituted or threatened by any Person (other than Buyer or any affiliate thereof) to restrain or prohibit the transactions contemplated by this Agreement and shall not have been dismissed or resolved.

         9.4 CONSENTS. All material consents, approvals, permits, orders and actions set forth in Section 4.3 or Section 5.2 of the Seller Disclosure Statement and Section 6.3(b) of the Buyer Disclosure Statement shall have been obtained and shall be in full force and effect.

         9.5 SATISFACTION OF OUTSTANDING INDEBTEDNESS. At or before the Closing, Seller shall have caused BATCO and the Company to repay or be released from all outstanding indebtedness for borrowed money and inter-company indebtedness for which each of BATCO and the Company is liable.

         9.6 MATERIAL ADVERSE CHANGES. There shall not have been any material adverse changes in the operations or financial condition of the BATCO Business since December 31, 2002. Except for the consummation of the transactions contemplated in the Asset Purchase Agreement and the use by the Company of the Excluded Assets to discharge Excluded Liabilities or to make distributions to the Seller or otherwise assign the Excluded Assets to Seller or its affiliates, no material adverse changes in the financial condition of the Company will have occurred after the closing of the sale of the Purchased Assets in accordance with the terms of the Asset Purchase Agreement.

         9.7 RESIGNATION OF DIRECTORS AND OFFICERS. The directors and officers of the Company and BATCO in office immediately prior to the Closing Date shall have resigned from their respective positions with the Company and BATCO.

         9.8 EFFECTUATION OF THE ASSET PURCHASE AGREEMENT. The sale and purchase of the Purchased Assets and the other transactions contemplated by the Asset Purchase Agreement shall have been consummated in accordance with the terms of the Asset Purchase Agreement.

                                   ARTICLE X
                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligation of Seller to sell and transfer the Company Shares to Buyer under this Agreement is subject to the satisfaction, at or before the Closing, of all conditions set forth in this Article X. Seller may waive any or all of these conditions in whole or in part, but only in writing.

         10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE BY BUYER. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, except for changes permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). Buyer shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         10.2 CLOSING DELIVERIES. Seller shall have received the deliveries set forth in Section 11.2(c).

         10.3 ABSENCE OF LITIGATION. No action or proceeding before any court or other Governmental Authority shall have been instituted or threatened by any Person (other than Seller or any of their affiliates) to restrain or prohibit the transactions contemplated by this Agreement and shall not have been dismissed or resolved.

         10.4 CONSENTS. All consents, approvals, permits, orders and actions set forth in Sections 4.3(b) and 5.2(b) of the Disclosure Statement shall have been obtained and shall be in full force and effect.

         10.5 EFFECTUATION OF THE ASSET PURCHASE AGREEMENT The sale and purchase of the Purchased Assets and other transactions contemplated by the Asset Purchase Agreement shall have been consummated in accordance with the terms of the Asset Purchase Agreement and the Company shall have applied the Excluded Assets to the discharge of Excluded Liabilities or to the making of distributions to the Seller or shall have otherwise assigned the Excluded Assets to Seller or its affiliates.

                                   ARTICLE XI
                                   THE CLOSING

         11.1 THE CLOSING. The "Closing Date" refers to the date upon which the parties consummate the purchase and sale of the Company Shares as contemplated herein, and shall occur on a date on the later of: (a) a business day on or before February 28, 2003 mutually agreed upon by the Seller and the Buyer or (b) on a business day following the closing date of the sale of the Purchased Assets under the Asset Purchase Agreement designated by Seller no later than the second business day following such closing date under the Asset Purchase Agreement. The consummation of the purchase and sale of the Company Shares (the "Closing") shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103, commencing at 10:00 a.m., local time, on the Closing Date, and shall be effective as of 12:01 a.m. eastern standard time on the Closing Date (the "Effective Time"). Subject to Article XII, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any Person of any obligation hereunder.

         11.2 DELIVERIES AT THE CLOSING. At the Closing, in addition to the other actions contemplated elsewhere herein:

                  (a) Seller shall deliver, or shall cause to be delivered, to Buyer the following:

                           (i) stock certificates representing all of the Company Shares, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer and stock certificates representing all of the BATCO Shares;

                           (ii) a certificate, dated the Closing Date and signed by it, to the effect set forth in
                                    Section 9.1.

                           (iii)    a copy of the Seller's articles of
                                    incorporation and bylaws, and all amendments thereof to date, certified as of a recent date by the Secretary of the State of Michigan and by the Secretary or an Assistant Secretary of the Seller, and accompanied by a Certificate of Good Standing as of a recent date for the Seller, certified by the Secretary of the State of Michigan; and

                           (iv) copies of the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the Seller Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of the Seller.

                  (b) Seller shall cause the Company to deliver to Buyer the following:

                           (i) a certificate, dated the Closing Date and signed by the President or any Vice President of the Company, to the effect set forth in Section 9.1;

                           (ii)     a copy of the Company's articles of
                                    incorporation and bylaws, and all amendments thereof to date, certified as of a recent date by the Secretary of the State of Michigan and by the Secretary or an Assistant Secretary of the Company, and accompanied by a Certificate of Good Standing as of a recent date for the Company, certified by the Secretary of the State of Michigan;

                           (iii) a copy of BATCO's articles of incorporation and bylaws, and all amendments thereof to date, certified as of a recent date by the Secretary or an Assistant Secretary of the Company, and accompanied by a Certificate of Status as of a recent date for the Company, certified by the Register of Corporations of the Province of Alberta; and

                           (iv) copies of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Company Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of the Company.

                  (c) Buyer shall deliver, or shall cause to be delivered, to Seller the following:

                           (i) immediately available funds in the amount of the Purchase Price by wire transfer to an account specified by Seller;

                           (ii) a certificate, dated the Closing Date signed by the President or any Vice President of Buyer, to the effect set forth in Section 10.1;

                           (iii) a copy of Buyer's articles or certificate of organization (or other organization documents) and all amendments thereof to date, certified as of a recent date by the Secretary of State of Delaware and by the Secretary or an Assistant Secretary of Buyer, and accompanied by a certificate of good standing as of a recent date for Buyer, certified by the Secretary of State of Delaware; and

                           (iv) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer.

                                   ARTICLE XII
                                   TERMINATION

         12.1 TERMINATION. This Agreement may be terminated prior to the Closing Date:

                  (a)      by mutual consent of Buyer and Seller; or

                  (b) by Buyer or Seller if the transactions contemplated hereby are not consummated on or before February 28, 2003 or within five days following the closing of the sale of the Purchased Assets under the Asset Purchase Agreement, whichever is later; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c) by Buyer or Seller if the Asset Purchase Agreement has been terminated; or

                  (d) by Buyer, if any representation or warranty of the Company or Seller made in or pursuant to this Agreement is untrue or incorrect in any material respect or the Company or Seller materially breaches the covenants or other terms of this Agreement; or

                  (e) by Seller if any representation or warranty of Buyer made in or pursuant to this Agreement is untrue or incorrect in any material respect or Buyer materially breaches the covenants or other terms of this Agreement.

         12.2 RIGHTS NOT IMPAIRED. In the event of any failure to consummate the transactions contemplated by this Agreement for other than a permitted termination of this Agreement in accordance with the provisions of Section 12.1(a) or (b) or (c) hereof, no provision of this Agreement shall impair, limit or otherwise affect the right of any party hereto to sue and collect damages from any Person for breach of contract, including, without limitation, for breach of any representations, warranties or covenants contained herein. If termination results from the exercise of a party's right of termination under Section12.1(a) or (b) or (c) hereof, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action or remedy by any party.

         12.3 PROCEDURE FOR TERMINATION. A party terminating this Agreement pursuant to Section 12.1 shall give written notice thereof to each other party hereto.

                                  ARTICLE XIII
                                    INDEMNITY

         13.1     INDEMNIFICATION OF BUYER.

         From and after the Closing, Seller will indemnify and hold harmless Buyer, and its successors, owners, officers, directors, and affiliates (including, after the Effective Time, BATCO and the Company), (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) (collectively, "Damages"), arising from or in connection with:

                  (a) any breach of any representation or warranty made by Seller in (i) this Agreement, (ii) any transfer instrument, or (iii) any certificate, document, writing or instrument required to be delivered by Seller or the Company to Buyer as a condition to Closing under this Agreement;

                  (b) any breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument required to be delivered by Seller or the Company to Buyer as a condition to Closing under this Agreement;

                  (c) except for Standard Products Warranty Claims, any product liability or similar claim by a third party against a Buyer Indemnified Person for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by BATCO, or alleged to have been made by BATCO, or which is imposed or asserted to be imposed by operation of law on a Buyer Indemnified Person, in connection with any product sold and shipped by, or leased and shipped by, or on behalf of BATCO on or prior to the Effective Time, including without limitation any claim seeking recovery for consequential damage, lost revenue or income;

                  (d) any expense or cost incurred by a Buyer Indemnified Person to satisfy a material Legal Obligation related to the presence prior to the Effective Time of any Hazardous

Substance at the Facility, or the occurrence prior to the Effective Time of any Hazardous Activity at the Facility, or the violation prior to the Effective Time by BATCO or any possessor of the Facility prior to the Effective Time of any Environmental, Health and Safety Laws, or the disposal or treatment of Hazardous Substances by BATCO prior to the Effective Time, provided that such Buyer Indemnified Person has received written notice of such a material Legal Obligation from a Governmental Authority which could enforce the Legal Obligation or a third party which would have standing to sue a Buyer Indemnified Person concerning the Legal Obligation; or

                  (e) liabilities and obligations of BATCO to BATCO's customers arising out of a customer claim of a breach of BATCO's written warranty agreements in the forms disclosed in Section 5.20 of the Disclosure Statement given by BATCO to its customers and of any implied warranties, each in the ordinary course of business for products of BATCO shipped prior to the Effective Time to the extent the amount of such liabilities and obligations are in excess of the Standard Products Warranty Claims ("Excess Products Warranty Claims - BATCO");

                  (f) any liability or obligations arising out of proceedings against, or investigations involving or affecting, BATCO commenced by a third party pending either in court or before any other Governmental Authority, or before an arbitrator of any kind, as of the Effective Time;

                  (g) other than as provided in Section 13.1(c) hereof, any liability or obligations arising from any proceedings against, or investigations involving or affecting, BATCO, the Company or Buyer either in court or before any other Governmental Authority, or before an arbitrator of any kind, not instituted based on actions of Buyer or its affiliates, commenced by a third party after the Effective Time but relating to the operation or conduct of the BATCO Business prior to the Effective Time;

                  (h) any federal (United States or Canadian), state, province, or local income tax payable by BATCO or the Company with respect to the business, assets, properties or operations of BATCO or the Company for any period prior to the Effective Time;

                  (i) any indebtedness incurred by BATCO or the Company prior to the Effective Time for borrowed monies or evidenced by a promissory note issued by BATCO or the Company and any inter-company indebtedness of BATCO or of the Company;

                  (j) any liability or obligation of BATCO or the Company for fees and expenses of counsel, accountants and other experts arising or incurred prior to the Effective Time in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby;

                  (k) any liabilities and obligations that arise under ERISA (as defined in this Agreement) as a result of BATCO being prior to the Effective Time an ERISA Affiliate of certain other Persons;

                  (l) any liabilities and obligations to employees of BATCO under Contracts that provide for payments to such employees upon a change of control of BATCO.

         13.2 GENERAL INDEMNIFICATION OBLIGATION OF BUYER. From and after the Closing, Buyer will indemnify and hold harmless Seller, and its successors, owners, officers, directors, and affiliates, (collectively, the "Seller Indemnified Persons"), and will reimburse the Seller Indemnified Persons for Damages arising from or in connection with:

                  (a) any breach of any representation or warranty made by Buyer in (i) this Agreement, (ii) any transfer instrument, or (iii) any certificate, document, writing or instrument required to be delivered by Buyer to Seller as a condition to Closing under this Agreement;

                  (b) any breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer to Seller pursuant to this Agreement; or

                  (c) any liability or obligation of the Company or BATCO occurring or arising during the period after the Effective Time; or

                  (d) any expense or cost incurred by Seller to satisfy a material Legal Obligation related to the presence after the Effective Time of any Hazardous Substance brought on to the Facility by Buyer or an agent or affiliate of Buyer (including, after the Effective Time, BATCO) or created at the Facility by Buyer or an agent or affiliate of Buyer; or the occurrence after the Effective Time of any Hazardous Activity at the Facility caused by or permitted to occur by Buyer or an agent or affiliate of Buyer while the Facility is owned or operated by Buyer or an agent or affiliate of Buyer; or the violation after the Effective Time by the Buyer or an affiliate or agent of Buyer of any Environmental, Health and Safety Laws or the disposal or treatment of Hazardous Substances by the Buyer or an agent or affiliate of Buyer after the Effective Time, provided that such Seller Indemnified Person has received written notice of such a material Legal Obligation from a Governmental Authority which could enforce the Legal Obligation or a third party which would have standing to sue a Seller Indemnified Person concerning the Legal Obligation; and

                  (e) any product liability or similar claim by a third party against a Seller Indemnified Person for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Buyer or BATCO, or alleged to have been made by Buyer or BATCO, or which is imposed or asserted to be imposed by operation of law on a Seller Indemnified Person, in connection with any product sold and shipped by, or leased and shipped by, or on behalf of Buyer or BATCO on or after the Effective Time, including without limitation any claim seeking recovery for consequential damage, lost revenue or income.

         13.3     SURVIVAL; TIME LIMITATIONS.

                  (a) All representations and warranties in this Agreement and in any certificate or document delivered pursuant to this Agreement will survive the Closing through the first year anniversary of the Closing Date, except that the representations and warranties of Seller contained in Sections 4.4 and 5.3 of this Agreement and the representations and warranties of Buyer contained in Section 6.1 of this Agreement shall survive until the earlier of (i) the expiration of applicable statute of limitations or
(ii) December 31, 2005. Provided, however, that, if prior to the expiration of the survival period with respect to any claim for indemnity arising from an inaccurate or breached representation or warranty, the indemnifying parties shall have been notified of such claim and such claim shall not have been finally resolved before the expiration of such survival period, any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity as to such claim until such claim is finally resolved.

                  (b) Seller will have no liability for indemnification under Section 13.1(b) through (l) hereof unless Buyer notifies the Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent such detail is then known by Buyer on or before December 31, 2005.

                  (c) Buyer will have no liability for indemnification under Section 13.2(b) through (e) hereof unless the Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent such detail is then known by Seller on or before December 31, 2005.

         13.4     INDEMNITY LIMITATIONS.

                  (a) Neither Seller nor Buyer will have liability under this Article XIII until the total of all such liability arising under (1) this
Article XIII and (2) under Article XIII of the Asset Purchase Agreement exceeds Three Hundred Thousand Dollars ($300,000), provided, however, that if the total of such liability exceeds $300,000, the obligated party or parties shall be liable for the total amount of all such liability, and further provided that this limitation shall not apply to: (1) any liability imposed on an indemnifying party arising from such indemnifying party's fraud or intentional and knowing breach of a representation, warranty or covenant herein with the intent to deceive the party to which the representation or warranty was made; or (2) the Seller's obligations under the following subparagraphs of Section 13.1 hereof:
(e)[Excess Products Warranty Claims - BATCO], (f) [pending proceedings], (h) [income taxes], (i) [borrowed monies/inter-company debt], and (j) [certain expenses related to negotiation and preparation of this Agreement]. If an indemnity claim arises under Section 13.1(a)(i) from a breach of a representation or warranty of Seller (or the Company) set forth in Articles IV or V or under Section 13.2(a)(i) from a breach of a representation or warranty of Buyer set forth in Article VI, the effect of the words "material" and "materially" and all "material adverse effect", "in all material respects", "in any material respects", and "material adverse change" clauses included in Articles IV, V and VI shall be disregarded for purposes of determining the applicability of the limitation of this Section 13.4.

                  (b) Neither Seller nor Buyer will have total liability under this Article XIII and under Article XIII of the Asset Purchase Agreement in an aggregate amount in excess of Eleven Million Dollars ($11,000,000), provided, however, that this limitation shall not apply to any liability imposed on an indemnifying party arising from such indemnifying party's fraud or intentional and knowing breach of a representation or warranty herein made by such

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indemnifying party herein with the intent to deceive the party to which the representation or warranty was made.

                  (c) No party hereto shall be deemed to have breached any representation, warranty, or covenant if (i) such party shall have notified the other party hereto in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation, warranty or covenant and (ii) such other party has permitted the Closing to occur, in which case such other party shall be deemed to have waived such breach or inaccuracy. In no event shall the Seller be liable under this Section 13.1 for Damages if Buyer had actual knowledge on or prior to the Closing Date of the misrepresentation, breach of warranty or nonperformance or breach of covenant giving rise to such Damages.

                  (d) Under no circumstances shall Damages include any losses, claims, liabilities, damages, obligations, costs or expenses to the extent they affect or relate to any business other than the continuation of the BATCO Business from and after the Closing.

                  (e) Notwithstanding any other provision hereof, the Seller shall have no liability in respect of any claim for indemnification under this Section 13.1:

                           (i) if and to the extent that such claim arises or is increased as a result of any change in legislation enacted after the Effective Time that takes effect retrospectively; or

                           (ii) if and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the date hereof;

                  (f) Under no circumstances shall any party hereto be liable for any special, consequential, indirect or punitive damages for any misrepresentation or breach of any provision of, or any other matter arising pursuant to, this Agreement or any Transaction Document.

         13.5     METHOD OF ASSERTING CLAIMS, ETC.

                  (a) In case any claim is made, or any suit or action is commenced by a third party against Buyer in respect of which indemnification under Section 13.1 may be sought by it hereunder, or the Seller in respect of which indemnification under Section 13.2 may be sought by it hereunder, the indemnified party (the "Indemnitee") shall promptly give the indemnifying party (the "Indemnifying Party") notice thereof and the Indemnifying Party shall be entitled to control the defense thereof. The Indemnitee may (but need not) retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee. The Indemnifying Party may at any time notify the Indemnitee of its intention to settle or compromise any claim, suit or action against the Indemnitee, and the Indemnifying Party may settle or compromise any such claim, suit or action unless the Indemnitee notifies the Indemnifying Party in writing (within ten (10) business days after the Indemnifying Party has given written notice of its intention to settle or compromise) that the Indemnitee intends to conduct or to continue to conduct the defense of such claim, suit or action. Unless the Indemnitee gives the notice referred

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

to in the foregoing sentence with respect to settlements or compromises, any such settlement or compromise of, or (notwithstanding any notice from the Indemnitee referred to in the foregoing sentence) any final judgment or decree entered on or in respect of any claim, suit or action shall be binding upon, the Indemnitee as fully as if the Indemnitee had assumed and controlled the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgement or decree. If the Indemnitee conducts or continues the conduct of the defense of any claim, suit or action as aforesaid, it shall do so at its own cost and expense, holding the Indemnifying Party harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such defense.

                  (b) If an Indemnitee is entitled to be indemnified hereunder other than in respect of a claim made or action commenced against Buyer or the Seller as referred to in Section 13.5(a), the Indemnifying Party shall be given written notice thereof promptly by the Indemnitee, which notice shall specify the amount and nature of the amounts to be indemnified and include the request of the Indemnitee for indemnification of such amount. The Indemnifying Party shall within twenty (20) days pay to the Indemnitee the amount so specified, or deliver to the Indemnitee written notice setting forth in reasonable detail that Indemnifying Party is not obligated to pay such amount, in which event the parties shall use good faith efforts to resolve any disputed matters.

         13.6     PAYMENT. Upon the determination of liability under this
Article XIII, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. Any liability of the Seller under Article XIII shall first be paid from the Escrow Amount. Upon the payment in full of any claim, the entity making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such claim.

         13.7 OTHER REMEDIES. Except for fraud, including an intentional misrepresentation made with intent to deceive, the rights and remedies of the Buyer for money damages under this Article XIII are exclusive and in lieu of any and all rights and remedies that the Buyer may have under this Agreement or under applicable law for any Damages. Except for the express provisions of Sections 13.4(a) and 13.4(b) hereof, the provisions of this Agreement shall not limit or modify the indemnification rights or obligations created under the Asset Purchase Agreement of the parties hereto or of any other beneficiary of such indemnification rights specified in the Asset Purchase Agreement.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 JURISDICTION/VENUE. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the United States District Court, Middle District of Pennsylvania, Harrisburg Division, if such Court has or can acquire jurisdiction. If such United States District Court does not have or cannot acquire jurisdiction, such action or proceeding may be brought against any of the parties in the Court of Common Pleas for Harrisburg, Pennsylvania. Each of the parties consents to the jurisdiction of such courts (and of the

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

appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Prior to initiating a judicial proceeding against another party to this Agreement, a party shall first seek in good faith to negotiate for 30 days a resolution of the dispute with such other party, unless the initiating party in good faith determines that such a delay will materially impair or adversely affect such party's rights or remedies available under this Agreement or applicable law. The non-prevailing party of any judicial proceeding shall bear all of the expenses of the prevailing party for any such proceeding initiated to seek enforcement of any provision of, or any rights or remedies arising under, this Agreement, including the reasonable attorneys fees of the prevailing party. The parties shall seek the designated court's determination as to which party is the non-prevailing party.

         14.2 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

         14.3 ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, but this Agreement shall not be assignable by a party without the prior written consent of the other party, except that Buyer may assign this Agreement to an affiliate of Buyer, but in such event the original signatory hereto as well as the affiliate assignee shall be jointly and severally liable for the obligations of Buyer hereunder.

         14.4 FEES AND EXPENSES. The Seller shall pay all the expenses, fees and costs (including without limitation legal and accounting expenses) incurred or to be incurred by Seller and the Company in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. The Buyer shall pay all the expenses, fees and costs (including without limitation legal and accounting expenses) incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         14.5 NOTICES. All notices, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of successful transmission) or, (iii) two business days following deposit thereof (with all postage and other fees paid) with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers, as applicable, set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                     Buyer:         Dayton Parts, LLC
                                    40 Burton Hills Blvd, Suite 420
                                    Nashville, TN 37215
                                    Facsimile: 615-256-2487
                                    Attn: Barney D. Byrd, President

            With a Copy to:         Stites & Harbison, PLLC
                                    Suite 1800, SunTrust Center
                                    Nashville, Tennessee 37219
                                    Facsmilie: 615-782-2371
                                    Attn: B. Riney Green

                   Company:         Dayton Parts, Inc.
                                    3500 Industrial Road
                                    P.O. Box 5795
                                    Harrisburg, PA 17110-0795
                                    Facsimile: 717-255-8568
                                    Attn: Gary Smalley, President

                    Seller:         JPE, Inc.
                                    1030 Doris Road
                                    Auburn Hills, Michigan 48326-2613
                                    Facsimile: 248-232-1199
                                    Attn: Scott Koepke, President & COO

            With a Copy to:         Drinker Biddle & Reath LLP
                                    1000 Westlakes Drive, Suite 300
                                    Berwyn, PA 19312
                                    Facsimile: 610-993-8585
                                    Attn: Neil K. Haimm

         14.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the internal Laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of Laws thereof.

         14.7 FURTHER ACTIONS AND ASSURANCES. Each of the parties hereto shall use such party's reasonable best effort to take such action as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. From time to time, at Buyer's request, whether at or after the Closing and without further consideration, Seller shall execute and deliver such further instruments of assignment, conveyance and transfer and take such other actions as Buyer may reasonably request to convey and transfer more effectively to Buyer the Company Shares. Buyer shall, after the Closing, from time to time, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller.

         14.8 EFFECT OF HEADINGS. The subject headings of the articles and sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         14.9 SEVERABILITY. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and

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

this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         14.10 REPRESENTATIONS. No representation or warranty in this Agreement shall be deemed violated if the information required to be disclosed by a party in any such representation or warranty is disclosed by such party in or in response to any other representation or warranty of such party in this Agreement.

         14.11 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement, together with the other agreements referred to herein, including the Asset Purchase Agreement, constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, representations, and undertakings of the parties hereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any party making the waiver.

         14.12 DISCLAIMER OF WARRANTIES. Except for representations and warranties expressly set forth in this Agreement, in the Asset Purchase Agreement or in any transfer instrument or certificate delivered as a condition to Closing hereunder, no party has made any representations or warranties on which any other party may rely.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                    JPE, INC.

                                    By: _____________________________________
                                        Name:
                                        Title:

                                    DAYTON PARTS, INC.

                                    By: _____________________________________
                                        Name:
                                        Title:

                                    DAYTON PARTS, LLC

                                    By: _____________________________________
                                        Name:
                                        Title:

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